Exhibit 99.1

International Paper Announces Senior Leadership Appointments

Tim Nicholls Appointed Chief Financial Officer; Jean-Michel Ribiéras To Lead Industrial Packaging the

Americas; Cathy Slater To Lead Global Cellulose Fibers

MEMPHIS, Tenn. – June 20, 2018 – International Paper (NYSE:IP) today announced that Timothy S. Nicholls has been appointed Senior Vice President and Chief Financial Officer, succeeding Glenn R. Landau who is leaving the company for personal reasons. Mr. Nicholls, who currently serves as Senior Vice President - Industrial Packaging the Americas, previously served as Chief Financial Officer of the Company from December 2007 through November 2011.

The Company also announced that Jean-Michel Ribiéras, currently Senior Vice President - Global Cellulose Fibers, has been appointed Senior Vice President - Industrial Packaging the Americas, succeeding Mr. Nicholls, and that Catherine I. Slater has been appointed Senior Vice President - Global Cellulose Fibers. All appointments are effective immediately.

“These appointments reflect the breadth and depth of our exceptionally strong management team as we continue to focus on delivering long-term value for all stakeholders by establishing advantaged positions in attractive market segments,” said Mark Sutton, Chairman and CEO. “Tim has extensive experience at IP having served in senior executive roles across the organization, including as our former CFO. Tim, Jean-Michel and Cathy are outstanding leaders with proven track records of success across a range of positions, businesses and geographies. I would like to thank Glenn for his many years of service and wish him well.”

About Timothy S. Nicholls

Mr. Nicholls, 56, has served as Senior Vice President - Industrial Packaging the Americas since November 2014, with responsibility for the company’s North American Containerboard, Container and Recycling businesses and IP Brazil Packaging. His previous positions have included Senior Vice President - Printing & Communications Papers the Americas, and Senior Vice President and Chief Financial Officer. He joined International Paper in 1999 through the Company’s acquisition of Union Camp Corporation, where he held a series of finance and business planning positions.

About Jean-Michel Ribiéras

Mr. Ribiéras, 55, currently serves as Senior Vice President - Global Cellulose Fibers, a position he has held since July 2016. He previously served as Senior Vice President - President, IP Europe, Middle East, Africa & Russia from 2013 until June 2016, and President - IP Latin America from 2009 until 2013. He joined the Company in 1993 at Aussedat Rey in France.

About Catherine I. Slater

Ms. Slater, 55, has been a Senior Vice President of the Company since December 2016, when she joined the Company from Weyerhaeuser Company effective upon the completion of the acquisition of Weyerhaeuser’s cellulose fibers business (which she previously led). From the time she joined the Company, she served as Senior Vice President, Consumer Packaging until the end of 2017. Her 24-year career with Weyerhaeuser included leadership roles in manufacturing, printing papers, consumer products, wood products, distribution and the cellulose fibers business.

About International Paper

International Paper (NYSE: IP) is a leading global producer of renewable fiber-based packaging, pulp and paper products with manufacturing operations in North America, Latin America, Europe, North Africa, India and Russia. We produce corrugated packaging products that protect and promote goods, and enable worldwide commerce; pulp for diapers, tissue and other personal hygiene products that promote health and wellness and papers that facilitate education and communication. We are headquartered in Memphis, Tenn., and employ approximately 52,000 colleagues located in more than 24 countries. Net sales for 2017 were $22 billion. For more information about International Paper, our products and global citizenship efforts, please visit internationalpaper.com.

Inquiries

Media: Tom Ryan, +1 901 419 4333

Investors: Guillermo Gutierrez; +1 901 419 1731; Michele Vargas, +1 901 419 7287